UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2010

Amazon Goldsands Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Alcalá Centro de Negocios, Cra 43 B # 14-51 Office 705, Medellin, Colombia	____________
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +574 461 61 54
Jiron Caracas 2226, Jesús Maria, Lima 11, Peru (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2010, Robert Van Tassell resigned as the Company’s Chief Executive Officer and Principal Executive Officer.  Subsequently on October 22, 2010, the board of directors appointed Norman Bracht to serve as a member of the Company’s board of directors and to fill the positions of Chief Executive Officer and Principal Executive Officer formerly held by Mr. Van Tassell.  There was no known disagreement with Mr. Van Tassell on any matter relating to the Company’s operations, policies or practices and Mr. Van Tassell will continue to serve as a member of the Company’s board of directors.  Effective November 1, 2010, the Company will move its principal place of business to Colombia and the address of the Company’s principal place of business will be Alcalá Centro de Negocios, Cra 43 B # 14-51 Office 705, Medellin, Colombia.

There are no family relationships between Mr. Bracht and any other of our directors or executive officers.  Mr. Bracht has had any material direct or indirect interest in any of the Company’s transactions since the beginning of the Company’s last fiscal year or in any currently proposed transaction.  At this time, we do not have any employment agreement with Mr. Bracht.

Since 2006, Mr. Bracht has served as consultant to F.A. Uribe & Cia Ltd., a candle manufacturer based in Pasto, Colombia.  Prior to this time from 2004 to 2005, Mr. Bracht served as general manager of Almacenes Herlu S.A., a private clothing store located in Pasto, Colombia.  Mr. Bracht has prior experience working as a general manager overseeing gold exploration projects for Lencol Ltda., Bogota from 2002 to 2004 and Oronorte S.A. Colombia from 1990 to 1993. Mr. Bracht earned his Bachelor of Arts degree from University of Guelph, located in Guelph, Ontario.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 26, 2010

Amazon Goldsands Ltd.

By: /s/     Tony Langford
Name:     Tony Langford
Title:       Chief Financial Officer